Exhibit 99.1
INFORMATION
FOR IMMEDIATE RELEASE
Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105
For Further Information Call
John Hastings
314-863-1100
FURNITURE BRANDS INTERNATIONAL
TAKES STEPS TO REDUCE OPERATING COSTS
St. Louis, Missouri, December 11, 2008 — Furniture Brands International (NYSE: FBN) announced today that the company is reducing its workforce to reflect continuing soft retail market conditions. The staffing reduction will eliminate approximately 1,400 management, professional and hourly positions across all functions, a decrease of approximately 15% in Furniture Brands’ domestic workforce. Severance costs associated with this reduction are expected to total between $8 million and $9 million, most of which will be reflected in the company’s fourth quarter 2008 reported financial results. The cash impact of the severance will be incurred in the first quarter of 2009. The elimination of management and professional positions not related to direct production costs is expected to result in annual, run-rate cost savings in excess of $20 million beginning in early 2009. The elimination of direct production positions matches anticipated lower sales volumes stemming from soft market conditions and is expected to lessen the company’s exposure to factory down days. Through the first nine months of 2008, factory down day costs totaled $14 million.
“These reductions are an inevitable response to the recessionary environment and are necessary to strengthen Furniture Brands for the future,” said Chairman and Chief Executive Officer Ralph P. Scozzafava. “By aligning our costs with anticipated lower sales volumes, we are positioning the company for 2009 and beyond. With the eventual return of historical consumer spending patterns, Furniture Brands will be well positioned to leverage our more efficient cost base into improved profitability.
“Our efforts at delivering value for Furniture Brands’ shareholders go beyond cost reductions. Our new product introductions and consumer testing initiatives are leading the industry, and retailers are seeing the value that this process delivers. We are also targeting a greater portion of our consolidated advertising budget to working media in order to maximize the power of our brand portfolio. These programs are in addition to established operational efficiency initiatives such as the Pacemaker plant consolidation at Broyhill, the near completion of a centralized shared services organization, and the creation of FBN Asia,” Mr. Scozzafava said.
“We remain focused on managing our strong balance sheet during this challenging period. As a result of our stringent efforts to manage cash, we are able to allocate resources between those strategic plan initiatives, capital spending projects, and debt repayment opportunities that provide the greatest benefit,” Mr. Scozzafava concluded.

The severance costs are a component of the $56 million to $72 million in estimated fourth quarter 2008 pre-tax charges that were projected in the company’s third-quarter 2008 earnings announcement of October 30, 2008. As indicated in that announcement, fourth-quarter 2008 reported financial results will include non-cash charges against the book value of intangible assets. In addition, the company anticipates recording a non-cash tax asset impairment. The tax assets under impairment can still be used to offset future taxable income. The amount of these additional non-cash charges will be determined in early 2009.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,’’ “believe,’’ “positioned,’’ “estimate,’’ “project,’’ “target,’’ “continue,’’ “intend,’’ “expect,’’ “future,’’ “anticipates,’’ and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2007, in our Quarterly Reports on Form 10-Q, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.